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                                                                     EXHIBIT 2.1

                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

         This Agreement is entered into this 18th day of October, 2005, by and between the following parties:

o        Back Yard Burgers, Inc., a Delaware corporation ("BUYER"); and

o Charles L. Rodgers ("Rodgers"), an individual residing in Memphis, Shelby County, Tennessee, Southern Restaurant Development, LLC ("SRD"), a Florida limited liability company, and CLR Management, LLC ("CLR"), a Tennessee limited liability company (Rodgers, SRD and CLR are collectively, the "SELLERS").

                                    RECITALS

         A. Sellers are the owners and franchisee operators of four (4) restaurants doing business under the "Back Yard Burgers" trade name in the Florida cities of Panama City, Destin, Fort Walton Beach, and Crestview (collectively, the "BUSINESS").

         B. Buyer desires to buy and Sellers desire to sell substantially all of Sellers' assets used or useful in the operation of the Business as a going concern on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         In consideration of the mutual agreements, promises and covenants set forth above and contained herein, the parties hereto agree as follows:

                     ARTICLE 1. PURCHASE AND SALE OF ASSETS

         1.01 PURCHASED ASSETS. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, transfer and convey to Buyer, free and clear of all mortgages, liens, security interests and encumbrances of any kind, and Buyer hereby agrees to purchase from Sellers, all of the real and personal property, tangible and intangible, owned or leased, that is located at and used by Sellers in the operation of the Business (collectively, the "ASSETS"), being more particularly described as follows:

                  (a) All equipment, machinery, tools, furniture, computers, cash registers and all other tangible personal property used by Sellers in the operation of the Business, set forth on SCHEDULE 1.01(a) and all rights associated therewith ("EQUIPMENT");

                  (b) All of Rodgers' right, title and interest under that certain Lease Agreement dated as of January 21, 2004, by and between Delores W. Holman, as Lessor, and Charles L. Rodgers, as Lessee, and all amendments, renewals, modifications and assignments thereof (the "LEASE");

                  (c) All of Sellers' right, title and interest in the building, and all fixtures thereto, and all related improvements existing at 10260 Front Beach Road in Panama City, Florida (the "PANAMA CITY BUILDING");


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                  (d) The real estate described on SCHEDULE 1.01(d) and all
         buildings, fixtures and improvements located thereon (the "REAL
         ESTATE");

                  (e) All of Sellers' rights, to the extent legally transferable, in all Permits which relate to the operation of the Business;

                  (f) All records, computer software, operations manuals, repair and maintenance logs, "Back Yard Burgers" franchise materials, employee manuals and warranties located at the Business, and all other documents used by Sellers in the operation of the Business;

                  (g) All of Sellers' right, title and interest in and to any franchise agreements relating to the Business, including but not limited to those certain franchise agreements entered into between Buyer and CLR, dated November 8, 2002, October 4, 2004, and February 7, 2005, and that certain franchise agreement entered into between Buyer and CLR, dated December 15, 2004, and any amendments, addenda or alterations thereto; and

                  (h) All of Sellers' right, title and interest in and to that certain Area Development Agreement entered into between Buyer and CLR, dated November 8, 2002.

         1.02 EXCLUDED ASSETS. The Assets purchased by Buyer shall not include any assets of Sellers or Assets associated with the Business not specifically listed in the Agreement.

         1.03 ASSUMED LIABILITIES AND OBLIGATIONS. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and thereafter shall perform and discharge all of Sellers' obligations under the Lease and the Service Contracts described on Exhibit 1.03 annexed hereto and incorporated herein by this reference (the "ASSUMED LIABILITIES"). Buyer shall forever defend, indemnify and hold harmless Sellers from and against all liability of Sellers under the Assumed Liabilities, including costs, expenses, reasonable attorney's fees and expert witness fees related to, or arising, therefrom. Buyer shall NOT assume any of Sellers' liabilities, including its accounts payable, except the Assumed Liabilities.

                            ARTICLE 2. PURCHASE PRICE

         2.01 PURCHASE PRICE; PAYMENT. Buyer shall purchase the Assets for the amount of Four Million Six Hundred Fifty Thousand and no/100 Dollars ($4,650,000.00) (the "PURCHASE PRICE"). Buyer shall pay the sum of Fifty Thousand and no/100 Dollars ($50,000.00) to Sellers upon execution of this Agreement as earnest money. At the Closing, Buyer shall pay Sellers the balance of the Purchase Price by bank cashier's check or a Federal Reserve System wire transfer of immediately available funds.

         2.02 INVENTORY. At the Closing, Buyer shall purchase from Sellers all usable inventory of the Business at the Sellers' invoice cost ("AT COST"). The purchase of the inventory under this Section is separate from and in addition to the Purchase Price stated in Section 2.01. The purchase price of the inventory shall be paid to Sellers at Closing. The Buyer shall have the right to physically inspect, count and value (at cost) the inventory on-hand the night prior to the Closing. The Buyer has the right to reject (and not purchase) any inventory items that Buyer, or


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

its agents, deems to be unuseable or unsalable in the ordinary course of the Business, within Buyer's sole discretion.

         2.03 CASH ON HAND. At the Closing, Buyer shall compensate Sellers for any cash on hand as of said date. This payment shall likewise be separate from and in addition to the Purchase Price stated in Section 2.01.

                             ARTICLE 3. THE CLOSING

         3.01 CLOSING DATE. Provided this Agreement has not been previously terminated as provided herein, the closing (the "CLOSING") of the transactions contemplated herein (the "TRANSACTION") shall occur at the offices of Wyatt, Tarrant & Combs, LLP, 1715 Aaron Brenner Drive, Suite 800, Memphis, Tennessee 38120, at 10:00 a.m. on November 15, 2005 (the "CLOSING DATE"), or sooner upon mutual agreement.

         3.02. TRANSFER OF CONTROL. Buyer shall be in control and possession of the Assets as of the close of the Business on the Closing Date.

         3.03 PRORATION OF SALES AND EXPENSES ON THE CLOSING DATE. All sales proceeds on the Closing Date shall belong to Buyer. All operating expenses, including staffing, attributable to the Closing Date shall be paid by the Buyer.

         3.04 ACCOUNTS RECEIVABLE. All outstanding royalties, ad fees and any other payments due to Buyer from Seller under the aforesaid franchise agreements will be made at or prior to closing.

               ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.01 ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.02 AUTHORITY. Buyer has full power and legal capacity to execute and deliver this Agreement and to perform its obligations under the terms hereof, including consummation of the Transaction. Buyer's execution and delivery of this Agreement and performance of its obligations hereunder, including consummation of the Transaction, have been duly authorized by all necessary corporate action.

         4.03 ENFORCEABLE AGREEMENT. This Agreement constitutes a legally valid and binding obligation of Buyer that is enforceable according to its terms subject only to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

         4.04 NO CONFLICTS, VIOLATIONS OR BREACHES. Execution and delivery of this Agreement by Buyer and its performance of the obligations hereunder, including consummation of the Transaction, do not conflict with or contravene
(i) any provision of Buyer's Articles of


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Incorporation or Bylaws; (ii) any judgment, order or decree binding on or affecting Buyer; or (iii) any law, ordinance, regulation or rule, or any order or restriction of any court, governmental body or agency, to which Buyer is subject or bound.

         4.05 BROKER'S FEES. No agent, broker, finder, investment banker or other person is entitled to any fee in connection with the Transaction or the closing of the Transaction.

              ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant the following to Buyer:

         5.01 ORGANIZATION AND QUALIFICATION. Southern Restaurant Development, LLC, is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. CLR Management, LLC, is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee.

         5.02 AUTHORITY. Sellers have full power and legal capacity to execute and deliver this Agreement and to perform their obligations hereunder, including consummation of the Transaction. Sellers' execution and delivery of this Agreement and performance of their obligations hereunder, including consummation of the Transaction, have been duly authorized by all necessary corporate action.

         5.03 ENFORCEABLE AGREEMENT. This Agreement constitutes a legally valid and binding obligation of Sellers that is enforceable according to its terms subject only to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

         5.04 NO CONFLICTS, VIOLATIONS OR BREACHES. Sellers' execution and delivery of this Agreement and performance of the obligations hereunder, including consummation of the Transaction, do not conflict with, contravene or constitute a material default, violation or breach under any of the following:
(i) any judgment, order or decree of any court, governmental body or agency that binds or affects any Seller; (ii) any law, ordinance, regulation or rule of any governmental body or agency, to which any Seller, any Asset or the Business is subject; or (iii) any agreement, or other instrument, to which any Seller is a party.

         5.05 BROKER'S FEES. No agent, broker, finder, investment banker or other person is entitled to any fee or commission based upon bringing the Buyer and Sellers together.

         5.06 TAXES.

                  (a)      Sellers have:

                           (i) filed all returns for federal, state, county,
                  local and foreign income, use, excise, property, sales, employment, business activity and other taxes that were required to be filed on or before the date of this Agreement;



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                           (ii) paid all taxes, assessments, governmental
                  charges, withholding deposits and all interest and penalties which were due and payable on or before the date hereof; and

                           (iii) withheld and paid all taxes required to have
                  been withheld and paid in connection with amounts paid or owing to their employees, creditors, independent contractors or other third parties

                  (b) Each of the Sellers has no knowledge that it or any other Seller is a party to any pending or threatened action or proceeding for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against any Seller.

         5.07 JUDGMENTS; LITIGATION. The Assets and/or the Business are not subject to any judgment, order or decree of any court or agency. There is not now pending any suit, action or proceeding before any court, arbitrator or tribunal, against or involving the Business or the Assets, and Sellers have no knowledge of any threat of any such proceeding.

         5.08 ABSENCE OF CERTAIN DEVELOPMENTS. None of the following events has occurred since January 1, 2005:

                  (a) any material transaction affecting the Business of the Assets not in the ordinary course of the Business;

                  (b) any material adverse change in the condition, financial or otherwise, of the Business;

                  (c) any purchase, sale, lease, assignment or other transfer of any of the Assets or any interest therein, or reaching an agreement or understanding to do any of the foregoing, excepts sales in the ordinary course of the Business;

                  (d) any mortgage or pledge of any of the Assets or subjecting any of the Assets to any mortgage, lien, charge, security interest or other encumbrance; or

                  (e) Any of the Sellers becoming obligated for any indebtedness or liability except any incurred in the ordinary course of business.

         5.09 ASSETS. Except for the Permitted Exceptions, Sellers are the legal and beneficial owners of all the Assets. The Assets constitute all of the property that Sellers use in the operation of the Business.

         5.10 CONDITION OF EQUIPMENT. All heating, air-conditioning, electrical, sewer and plumbing systems, equipment and appliances to be acquired by Buyer are suitable for the uses intended therefor.

         5.11 EMPLOYEE RELATIONS. Sellers have no written agreement with any employee whereunder (a) any Seller has any obligation to such employee, or his or her beneficiaries, other than the obligation to pay current compensation and accrued vacation, (b) any Seller must give


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more than thirty (30) days prior notice in order to terminate such agreement, or
(c) any employee owes money to any Seller.

         5.12 MATTERS REGARDING REAL ESTATE.

                   (a) Charles L. Rodgers ("Rodgers") is the record owner of the Real Estate, free and clear of all mortgages, liens or encumbrances whatsoever (other than mortgages which will be paid at Closing out of the sale proceeds) or claims of any other person or entity, except for any special exceptions shown on SCHEDULE 5.12 attached hereto.

                   (b) Rodgers has not received any notice of any existing or threatened condemnation or any legal action of any kind involving the Real Estate.

                   (c) Except for Buyer's rights, Rodgers is not subject to any agreement including, but not limited to, any right of first refusal or option to purchase granted to a third party which would or could prevent him from completing the sale of the Real Estate under this Agreement.

                   (d) Rodgers has no knowledge with respect to any part of the Real Estate:

                           (i) that asbestos or polychlorinated byphenyls
                  ("PCBS") is located on or in any of the Real Estate;

                           (ii) that any underground storage tanks are located
                  on the Real Estate or were located on any part of the Real Estate and subsequently removed or filled;

                           (iii) that any portion of the Real Estate (including
                  improvements thereon) contains asbestos or any substance or materials which are deemed to be hazardous or toxic under any Federal or State law, regulation or order.

                   (e) That from the date hereof and up to the Closing Date, Rodgers will refrain from transferring any of the Real Estate or creating on the Real Estate any easements, liens, mortgages, encumbrances or other interests in favor of third parties.

                   (f) No work has been performed or is in progress and no materials have been furnished which might give rise to a mechanic's, materialman's or other similar lien against the Real Estate.

                   (g) Until the Closing Date, Rodgers shall not, without the prior written consent of Buyer, permit any structural or mechanical modifications or additions to the Real Estate.

             ARTICLE 6. CONDUCT AND OBLIGATIONS PENDING THE CLOSING

         6.01 Unless Buyer otherwise agrees in writing or as otherwise contemplated by this Agreement, Sellers will, prior to the Closing Date, conduct the Business in the ordinary and usual course and consistent with past custom and practice.


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

                           ARTICLE 7. OTHER AGREEMENTS

         7.01 PRE-CLOSING ACCESS BY BUYER.

                  (a) Immediately after this Agreement is signed and through and including the Closing Date, the Buyer, subject to Sellers' reasonable approval, shall have access to the Real Estate and the Business during the regular business hours of the Business for the purposes of: (i) evaluating and hiring for itself existing employees of Sellers; (ii) hiring and training new employees to work in the Business and (iii) inspecting facilities and equipment.

                  (b) The hiring process referred to in Section 7.01(a) shall include but not be limited to advertising for open positions in the local newspapers, on-site interviews and making offers of employment.

                  (c) The Buyer shall not to interfere with the operation of the Sellers' Business.

                  (d) It is understood and agreed that Buyer's above-described pre-closing activities will not relieve Sellers of the responsibility of fully staffing and operating the Business in its ordinary course at all times prior to Closing.

         7.02 ACCESS TO BOOKS, RECORDS AND PERSONNEL. Sellers shall provide Buyer and its counsel, accountants or other agents, access to Sellers' books and records, personnel and properties, including the Assets, during reasonable hours.

         7.03 FILINGS AND CONSENTS. Buyer and Sellers shall take all reasonable action necessary to (a) prepare all applications, filings and other requirements, if any, under applicable federal, state and local laws, ordinances and regulations governing completion of the Transaction and conduct of the Business and (b) obtain all consents, amendments or waivers under any contract that is necessary in order to avoid a breach of or default under such contract as the result of the execution of this Agreement or the consummation of the Transaction.

         7.04 EXPENSES. Except as otherwise provided herein, all costs and expenses, including attorney's fees, incurred in connection with the negotiation of this Agreement and the sale of the Assets under the terms hereof and with all other events upon which closing of the Transaction shall be paid by the party incurring such expenses.

         7.05 PROVISIONS REGARDING PURCHASE OF THE REAL ESTATE. The parties hereto agree that the sale of the Real Estate shall close simultaneously with the closing of the sale of the other Assets. Such Real Estate purchase shall be consummated pursuant to the following:

                  (a) TITLE AND DEEDS. On the Closing Date, Rodgers shall sell and convey to Buyer the Real Estate by warranty deeds (the "DEEDS"), subject only to the "Permitted


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         Exceptions" (defined in Section 7[c]) and all matters which would be disclosed by an accurate survey.

                  (b) TAXES AND ASSESSMENTS. General real property taxes and installments of special assessments imposed upon the Real Estate (herein called "TAXES") shall be remitted to the collecting authorities by Rodgers if due and payable on or before the Closing Date and by Buyer if due and payable thereafter; PROVIDED, HOWEVER, the Taxes for the period in which the Closing Date occurs (herein called the "PRORATION PERIOD") shall be apportioned between Rodgers and Buyer on and as of the Closing Date, with Buyer bearing only the expense of that proportion of such Taxes that the number of days in the Proration Period following and including the Closing Date bears to the total number of days in such period.

                  (c) RODGERS TO OBTAIN TITLE COMMITMENT.

                           (i) Rodgers, at his expense, will obtain and furnish
                  to Buyer, within 15 days after the date of this Agreement, title insurance commitments (the "COMMITMENTS") from a title company or companies to be mutually agreed upon, together with copies of all exceptions referenced therein, pursuant to which said title company(ies) will agree to issue to Buyer, at Buyer's expense, an owner's title insurance policy or policies insuring that at the time of recordation of the Deeds there is vested in Buyer fee simple title to the Real Estate, free and clear of all liens, charges, leases, claims, actions, encumbrances or title exceptions of any kind, except those approved or waived by Buyer as set forth herein (the "PERMITTED EXCEPTIONS").

                           (ii) If the Commitments disclose defects in title
                  which are unacceptable to Buyer (the "UNACCEPTABLE DEFECTS"), Buyer shall advise Rodgers in writing of the Unacceptable Defects within 10 days after the receipt of the Commitments, and Rodgers may elect to remedy such of the Unacceptable Defects as are susceptible of being remedied, but in no event shall Rodgers be required to remedy any Unacceptable Defect or institute a lawsuit or similar proceeding or expend any money in connection with such remedy. All matters which are not objected to within such 10 day period shall be deemed "PERMITTED EXCEPTIONS."

                           (iii) Within 10 days after Buyer advises Rodgers of
                  the Unacceptable Defects, Rodgers shall notify Buyer of which Unacceptable Defects, if any, Rodgers intends to cure prior to the Closing Date (the "CURABLE DEFECTS"). If Buyer is not satisfied with Rodgers' selection of the Curable Defects, then Buyer shall have the right, as Buyer's sole and exclusive remedy on account thereof, to terminate this Agreement by giving written notice thereof to Sellers within 5 days after Buyer's receipt of the list of Curable Defects from Rodgers. If Buyer elects to terminate this Agreement, then this Agreement shall terminate as of the date of Buyer's notice to Sellers, the Deposit shall be returned to Buyer, and neither party shall have any further liability under this Agreement after the date of such notice.


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                  If Buyer does not so elect to terminate this Agreement within such 5 day period, then Buyer shall be deemed to have approved as Permitted Exceptions all of the Unacceptable Defects (other than the Curable Defects).

                           (iv) If Rodgers does not remedy the Curable Defects
                  prior to the Closing Date, Buyer may either (i) complete this purchase and accept such title as Rodgers is able to convey without reduction of the Purchase Price or (ii) declare this Agreement null and void, in which case the Deposit shall be returned to Buyer. In no event shall any Permitted Exception be deemed a defect in title.

                  (d) CLOSING, CLOSING COSTS AND ORDER OF RECORDING. Buyer shall pay for (i) the recording costs of the Deeds, and (ii) one-half of the closing/escrow fee. Rodgers shall pay for (i) one-half of the closing/escrow fee and (ii) the cost of the Commitment(s).

                  (e) CONDITION AND INVESTIGATIONS OF EQUIPMENT AND REAL ESTATE.

                           (i) Buyer represents to Sellers that (i) subject to
                  the "Investigations" (hereinafter defined), Buyer knows, has examined and has investigated to the full satisfaction of Buyer, the physical nature and condition of the Equipment and Real Estate; (ii) except for Sellers' representations and warranties provided herein, neither Sellers nor any partner, agent, employee or representative of Sellers has made any representations whatsoever regarding the Business, the Equipment or the Real Estate, or any part thereof, including, without limiting the generality of the foregoing, representations as to the physical nature or condition thereof and the restrictions thereon, regardless of howsoever, whensoever and wheresoever the same may be or hereafter arise; and (iii) except as otherwise specifically set forth in this Agreement to the contrary, Buyer, in executing, delivering and/or performing this Agreement, does not rely upon any statement and/or information to whomsoever made or given, directly or indirectly, verbally or in writing, by Sellers or any broker, individual or corporation. Except as otherwise specifically set forth in this Agreement to the contrary, Buyer agrees to take the Equipment and Real Estate "as is, where is," in such condition and state as the same may be at the Closing. Buyer shall be responsible for payment of all impact fees or other similar fees, if any, imposed by any governmental authority against the Equipment or the Real Estate.

                           (ii) Buyer, at Buyer's expense, shall have the right,
                  within thirty (30) days after the date of this Agreement (the "INSPECTION PERIOD"), to enter on to the Real Estate to inspect the Real Estate, subject to the prior approval of Seller to conduct soil and boring tests, to perform an environmental audit, to determine utility availability and to conduct any other tests, inspections or investigations as Buyer deems appropriate or necessary to confirm that the Real Estate is suitable for Buyer's intended use (collectively, the "INVESTIGATIONS"), provided Buyer shall repair, restore and replace any part of the Real Estate damaged or altered by such Investigations to the condition that existed immediately prior to such Investigations. If Buyer reasonably determines that such Investigations disclose


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

                  information which will interfere with Buyer's ability to use the Real Estate as a restaurant, then Buyer shall have the right to terminate this Agreement by written notice thereof to Sellers on or before the expiration of the Inspection Period, in which case the Deposit shall be returned to Buyer. If Buyer so elects to terminate this Agreement, neither party shall have any further liability under this Agreement after the date of such notice. Buyer hereby agrees to indemnify, defend and hold harmless Sellers against all damages, claims, suits, liability, costs and expenses (including reasonable attorney's fees and court costs) which Sellers incur as a result of Buyer's Investigations, such indemnity and hold harmless to survive any termination, expiration or closing of this Agreement.

                           (iii) Possession of the Real Estate shall be
                  delivered together with all keys to the Buyer at the Closing.

         7.06 WAIVER OF BULK SALES LAW. The parties have agreed to waive compliance with any bulk transfer law, if applicable, in connection with this sale of Assets. Nothing in this section shall estop or prevent either Buyer or Sellers from asserting as a bar or defense to any action or proceeding brought under that law that such law is not applicable to the sale contemplated under this agreement. Sellers agree to indemnify and hold the Buyer harmless from any loss or damage, including attorney fees, arising out of or resulting from the failure of the parties to comply with the bulk transfer law.

                        ARTICLE 8. CONDITIONS TO CLOSING

         8.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE. The obligation of Buyer and Sellers to consummate the Transaction is subject to satisfaction of the following conditions:

                  (a) No order of any court or governmental agency of competent jurisdiction shall have been issued and be in force as of the Closing Date and no legal action or proceeding by any governmental entity or private party shall be pending on the Closing Date or threatened against the Business, the Assets, Sellers, or Buyer which seeks to restrain, enjoin or otherwise prevent the Transaction or to recover damages or obtain any other relief from any party to this Agreement, or their agents, as the result of the consummation of the Transaction; and

                  (b) There shall have been no law, statute, rule or regulation enacted or promulgated which would make illegal consummation of the Transaction or conduct of any part of the Business as conducted on the date of this Agreement.

         8.02 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to consummate the Transaction is subject to satisfaction of the following conditions:

                  (a) All representations and warranties made herein by Sellers shall have been true and correct in all material respects when made and are true and correct in all material respects as of the Closing Date;

                  (b) On or before the Closing Date, Sellers shall have materially complied with and satisfied all covenants and agreements contained herein and materially performed all acts required of them by this Agreement;

                  (c) Neither the Business nor the Assets shall have been materially and adversely affected by fire, explosion, earthquake, flood or other act of God, by acts of the United States, other governmental authority or public enemy or by embargo, riot, civil disturbance or declared or undeclared war;

                  (d) All required consents by third parties, if any, and by all other persons shall have been obtained;

                  (e) At the Closing, Sellers (or those Sellers with an ownership interest in such) deliver a bill of sale conveying the Equipment and the Panama City Building to Buyer;

                  (f) At the Closing, Rodgers delivers an assignment of the Lease to Buyer;

                  (g) At the Closing, Sellers deliver the certificates and documents set forth on Schedule 8.02(g);

                  (h) At the Closing, Sellers deliver termination documents, in a form or forms acceptable to the Buyer, with respect to the franchise agreements referenced in Section 1.01(g) hereof and the Area Development Agreement referenced in Section 1.01(h) hereof;

                  (i) At the Closing, Rodgers delivers the Deeds conveying the Real Estate to Buyer;

                  (j) All actions to be taken by Sellers in connection with consummating the Transaction and all documents required herein to be delivered by Sellers or any other person in connection with consummating the Transaction will be reasonably satisfactory in form to Buyer; and

                  (k) Buyer shall have completed the physical inventory inspection and valuation described in Section 2.02 hereof.

         8.03 CONDITIONS TO SELLERS' OBLIGATION TO CLOSE. The obligation of Sellers to consummate the Transaction is subject to satisfaction of the following conditions:

                  (a) All representations and warranties made herein by Buyer shall have been true and correct in all material respects when made and are true and correct in all material respects as of the Closing Date;

                  (b) On or before the Closing Date, Buyer shall have materially complied with and satisfied all covenants and agreements contained herein and materially performed all acts required of Buyer by this Agreement;


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

                  (c) All required consents by third parties or by governmental bodies and agencies and by all other persons shall have been obtained;

                  (d) At the Closing, Buyer delivers the Purchase Price required by Section 1.03 hereof;

                  (e) At the Closing, Buyer delivers an Assumption of the Lease to Sellers;

                  (f) At the Closing, Buyer delivers the certificates and documents set forth on Schedule 8.03(f);

                  (g) All actions to be taken by Buyer in connection with consummating the Transaction and all documents required herein to be delivered by Buyer or otherwise in connection with consummating the Transaction will be reasonably satisfactory in form to Sellers.

                     ARTICLE 9. SURVIVAL AND INDEMNIFICATION

         9.01 INDEMNIFICATION BY SELLERS. Sellers shall indemnify, defend and hold harmless Buyer after the Closing ("BUYER INDEMNITEE") from and against all losses, liabilities, indebtedness, damages, actions, causes of action, debts, judgments, obligations, taxes, penalties, expenses and fees, including all reasonable attorneys' fees (collectively, "LOSSES"), suffered by Buyer Indemnitee or that become an encumbrance upon any property owned by Buyer Indemnitee, including the Assets, which result from, arise out of, relate to or are caused by:

                  (a) Sellers' breach of any representation or warranty set forth herein, including in Article 5 hereof, in any closing certificate, bill of sale, assignment instrument or other document or instrument delivered by Sellers in connection with the Transaction;

                  (b) Sellers' breach or failure to perform or comply with any obligation, agreement or covenant set forth herein;

                  (c) any liability or obligation of Sellers arising prior to the Closing which is not set forth on any Schedule to this Agreement including, without limitation, liability for unpaid taxes, fines, interest and penalties;

                  (d) any liability arising from violation of any federal, state or local law or ordinance, including, without limitation, the Occupational Safety and Health Act and Florida workers' compensation or wage and hour acts, prior to Closing even though the existence thereof has been disclosed to Buyer or its officers, employees, attorneys, accountants or other agents; and

                  (e) all liabilities and obligations for federal, state or local income or other taxes, including fines, interest and penalties, imposed upon Sellers which arise, directly or indirectly, out of the Transaction.

         9.02 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold harmless Sellers after the Closing ("SELLER INDEMNITEE") from and against all losses, liabilities, indebtedness, damages, actions, causes of action, debts, judgments, obligations, taxes, penalties, expenses and fees, including all reasonable attorneys' fees (collectively, "LOSSES"), suffered by any Seller Indemnitee or that become an encumbrance upon any property owned by any Seller Indemnitee, including the Assets, which result from, arise out of or are caused by:

                  (a) Buyer's breach of any representation or warranty set forth herein, including in Article 4 hereof, in any closing certificate, bill of sale, assignment instrument or other document or instrument delivered by Buyer in connection with the Transaction;

                  (b) Buyer's breach or failure to perform or comply with any obligation, agreement or covenant set forth herein;

                  (c) any liability or obligation of Buyer arising after the Closing including, without limitation, liability for unpaid taxes, fines, interest and penalties and any claim of third parties;

                  (d) any liability arising from violation of any federal, state or local law or ordinance, including, without limitation, the Occupational Safety and Health Act and Florida workers' compensation or wage and hour acts, after the Closing; and

                  (e) all liabilities and obligations for federal, state or local income or other taxes, including fines, interest and penalties, imposed upon Buyer which arise, directly or indirectly, out of the Transaction.

         9.03 CLAIM PROCEDURE; DEFENSE OF CLAIMS. Upon the later of (a) twenty
(20) days after a Buyer Indemnitee or Seller Indemnitee receives written notice of a claim for which he or it may seek reimbursement hereunder and (b) ten (10) days before a Buyer Indemnitee or a Seller Indemnitee makes a commitment to incur costs or obligations for which it or he may seek reimbursement hereunder, the party seeking indemnification shall give written notice of the claim for indemnification to the other party; provided, however, if the party seeking indemnification must incur such costs or obligations earlier than the prescribed notice period to avoid material disruption to the business of the Buyer Indemnitee or because of an emergency, notice shall be given as soon as practicable and reasonable under the circumstances. The indemnifying party shall notify the party seeking indemnification within ten (10) days after receipt of the notice from the party seeking indemnification, as to whether the indemnifying party will indemnify the party seeking indemnification with respect thereto and will assume the defense of the claim and payment of the costs and obligations associated with such defense. If the indemnifying party does not timely give notice, then the party seeking indemnification may defend against the matter in any manner it or he deems appropriate and may incur such costs and obligations the party seeking indemnification deems reasonable, including any amounts paid in settlement. In either event, the indemnifying party shall be liable for all such amounts paid or suffered by the party seeking indemnification to the extent provided in this Article 9.

         After the indemnifying party has acknowledged, in writing, that he or it will indemnify the party seeking indemnification for all Losses and will defend him or it against all such claims, the indemnifying party will be entitled to assume the defense of such claim or litigation with the counsel of his or its choice, so long as such choice is reasonably satisfactory to the party seeking indemnification; provided, however, (i) the party seeking indemnification may, at his, her or its election and cost, participate in the defense with his or its own counsel acting as co-counsel, if he or it determines, in their sole discretion, that such litigation may materially affect the ongoing business of any Buyer Indemnitee or of any Seller Indemnitee and (ii) the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the party seeking indemnification. If the party seeking indemnification rejects a settlement which the indemnifying party is willing to accept and the claim is later settled or judgment is subsequently entered against the party seeking indemnification for an amount greater than the rejected settlement, the indemnifying party shall not be liable for the amount of the ultimate judgment or settlement that is in excess of the rejected settlement and the party seeking indemnification shall be liable to the indemnifying party for all costs incurred after the rejected settlement.

         9.04 SUBROGATION. Upon full payment of all Losses, an indemnifying party shall be fully subrogated to the rights of the party indemnified as against all other parties to the extent of the amount paid.

                             ARTICLE 10. TERMINATION

         10.01 TERMINATION. This Agreement shall terminate at any time prior to Closing upon the occurrence of any of the following and notice of termination by the party terminating this Agreement to the other:

                  (a) mutual consent of Buyer and Sellers;

                  (b) by either party if the Closing does not occur on or before the Closing Date;

                  (c) by Buyer if any of the conditions set forth in Section
         8.01 or 8.02 are not satisfied as of the Closing Date;

                  (d) by Sellers if any of the conditions set forth in Section
         8.01 or 8.03 are not satisfied as of the Closing Date; or

                  (e) by one party to the other if the other party has materially breached this Agreement in any way.

         10.02 REMEDIES UPON BREACH. Each party to this Agreement shall be entitled to seek and recover all damages and other remedies available to such party at law, in equity or under the terms of this Agreement that result from a breach of this Agreement by another party. However, no party shall recover consequential, speculative and/or punitive damages arising from a breach of this Agreement.

                         ARTICLE 11. GENERAL PROVISIONS

         11.01 AMENDMENT. Only a written instrument signed by Buyer and Sellers may amend this Agreement.

         11.02 WAIVER. At any time prior to the Closing, the parties hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions contained herein. A party's agreement to any extension or waiver shall be valid if set forth in writing and signed by such party. Waiver of any provision of this Agreement, or of any breach hereof, shall be a waiver of only said specific provision or breach and shall not be deemed a waiver of any other provision or any future breach hereof.

         11.03 NOTICES. All notices and other communications hereunder shall be in writing and delivered to the parties at the following addresses or fax numbers:

                  Buyer:

                  Back Yard Burgers, Inc.
                  Attn: Mr. Lattimore M. Michael
                  1657 N. Shelby Oaks Drive, Suite 105
                  Memphis, TN 38134
                  Fax No.: (901) 367-0999
                  Email: lmichael@backyardburgers.com

                  With a copy to:

                  Jeffrey S. Dilley, Esq.
                  Henke-Bufkin, P.A.
                  P.O. Box 39
                  Clarksdale, MS 38614
                  (Street Address: 408 Hopson Street, Lyon, MS 38645) Fax No.: (662) 624-8040
                  Email: jsd@henke-bufkin.com

                  Sellers:

                  Charles L. Rodgers
                  1007 Oakhaven Road
                  Memphis, TN 38119
                  Email: srd2003@bellsouth.net

                  With a copy to:

                  Richard C. Raines, Esq.
                  Wyatt, Tarrant & Combs, LLP
                  1715 Aaron Brenner Drive, Suite 800
                  Memphis, TN 38120-4367
                  Fax No.: (901) 537-1010
                  Email: rraines@wyattfirm.com
or such other addresses or numbers as a party shall furnish to the other in writing. Notices and other documents shall be deemed (a) delivered and received when delivery is tendered if personally delivered, (b) delivered when postmarked if mailed certified mail, return receipt requested, and received three (3) days after the postmark date, (c) delivered when delivered to a national overnight delivery company or the United States Postal Service for overnight delivery and received on the first business day after delivery to the carrier and (d) delivered and received on the day receipt is confirmed by the recipient or any person authorized to receive telecopies at the indicated telecopy number if sent by electronic facsimile transmission. Notices sent by other method shall be deemed delivered and received when actually received by the addressee or its or his authorized agent.

         11.04 APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee.

         11.05 ARBITRATION. Any dispute arising under or out of this Agreement or the Transaction shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association. The decision of the arbitrator(s) shall be final and binding on the parties.

         11.06 ATTORNEYS' FEES AND EXPENSES. The prevailing party in any dispute under this Agreement shall be entitled to recover from the other party all reasonable attorney's fees and out-of-pocket costs and expenses incurred by the prevailing party which are associated with resolution of the dispute. An arbitrator or panel of arbitrators shall determine the just and reasonable amount of such fees, costs and expenses to which prevailing party shall be entitled, if any, under the circumstances.

         11.07 ENTIRE AGREEMENT. This Agreement and the agreements specifically referred to herein constitute the entire agreement and understanding of the parties with respect to the Transaction and supersede all prior agreements and understandings relating to the subject matter hereof.

         11.08 HEADINGS. The parties have included the section and article headings in this Agreement for convenience of reference only and they do not intend for them to affect the meaning or interpretation of this Agreement.

         11.09 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns, to the extent allowed hereby.

         11.10 SURVIVAL OF COVENANTS. The covenants contained in this Agreement shall survive the closing of the contract.

         11.11 ASSIGNMENT. No party may assign his rights or delegate his obligations under this Agreement to any other person without the prior written consent of the other party.

         11.12 COUNTERPARTS. The parties may execute this Agreement in any number of separate counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         11.13 PUBLIC ANNOUNCEMENTS. Neither party shall not make any press release or media or other public announcement prior to the Closing Date that relate to this Agreement or the Transaction without Sellers' and Buyer's prior written consent and approval of all copy.

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on the date first above written.


BUYER:                                     SELLERS:

Back Yard Burgers, Inc.                    /s/ Charles L. Rodgers
                                           ----------------------
                                           CHARLES L. RODGERS

By: /s/ Lattimore M. Michael                Southern Restaurant Development, LLC
   -----------------------------
        Lattimore M. Michael,
        Chairman and CEO
                                           By: /s/ Charles L. Rodgers
                                              ----------------------
                                                   Charles L. Rodgers,
                                                   Chief Manager

                                           CLR Management, LLC


                                           By: /s/ Charles L. Rodgers
                                              ----------------------
                                                   Charles L. Rodgers,
                                                   Chief Manager

                          SCHEDULE 1.01(a) - EQUIPMENT

Panama City

[ADD PROPERTY LIST] and all other personal property used in the Business and located at 10260 Front Beach Road, Panama City, Florida.

Destin

[ADD PROPERTY LIST] and all other personal property used in the Business and located at 4600 Opa-Locka Lane, Destin, Florida.

Fort Walton Beach

[ADD PROPERTY LIST] and all other personal property used in the Business and located at 516 Mary Esther Cutoff NW, Fort Walton Beach, Florida.

Crestview

[ADD PROPERTY LIST] and all other personal property used in the Business and located at 2520 S. Ferdon, Crestview, Florida.

               SCHEDULE 1.01(d) - LEGAL DESCRIPTION OF REAL ESTATE

Destin

Lots 7, 8, 25 and 26, Block 14, Amended Map of Oakland, according to the plat thereof recorded in Plat Book 2, Page 142, of the Public Records of Okaloosa County, Florida.

Fort Walton Beach

Lot 8 less the East 20 feet thereof, Emerald Lakes Commercial Subdivision according to the plat thereof as recorded in Plat Book 19, Page 40 and 41 of the Public Records of Okaloosa County, Florida.

Crestview

COMMENCE AT THE NORTHWEST CORNER OF THE NORTHEAST ONE- QUARTER OF SECTION 29, TOWNSHIP 3 NORTH, RANGE 23 WEST, OKALOOSA COUNTY, FLORIDA; THENCE SOUTH 00E06'27" EAST ALONG THE WEST LINE OF SAID SECTION 29 A DISTANCE OF 1070.00 FEET, THENCE SOUTH 89E53'51" EAST A DISTANCE OF 662.38 FEET TO THE WESTERLY RIGHT OF WAY OF STATE ROAD #85 AND THE POINT OF BEGINNING; THENCE NORTH 13E56'46" EAST ALONG SAID R/W A DISTANCE OF 71.57 FEET, THENCE NORTH 89E53'51" EAST A DISTANCE OF 210.00 FEET, THENCE SOUTH 13E56'46" WEST A DISTANCE OF 125.00 FEET, THENCE SOUTH 89E53'51" EAST A DISTANCE OF 210.00 FEET TO THE AFORESAID R/W OF S.R. #85; THENCE NORTH 13E46'46" EAST ALONG SAID R/W A DISTANCE OF 53.43 FEET TO THE POINT OF BEGINNING. ALL LYING IN SECTION 29, TOWNSHIP 3 NORTH, RANGE 23 WEST, OKALOOSA COUNTY, FLORIDA. LESS AND EXCEPT: ANY PART WITHIN STATE ROAD NO. 85.

                       SCHEDULE 5.12 - SPECIAL EXCEPTIONS

               SCHEDULE 8.02(g) - DELIVERIES BY SELLERS AT CLOSING

1. A certificate from each of the Sellers stating that the conditions set forth in Sections 8.02 (a) (b) (c) and (d) have been fully satisfied;

2. Good standing certificate for Southern Restaurant Development, LLC, from the Florida Secretary of State dated not earlier than 20 days before the Closing Date or other proof of good standing that is acceptable to the Buyer;

3. Good standing certificate for CLR Management, LLC, from the Tennessee Secretary of State dated not earlier than 20 days before the Closing Date or other proof of good standing that is acceptable to the Buyer; and

4. Copies of any third party and governmental consents that Sellers are required to obtain in order to effect the Transaction.

                SCHEDULE 8.03(e) - DELIVERIES BY BUYER AT CLOSING

1. A certificate from Buyer stating that the conditions set forth in Sections 8.03 (a) (b) and (c) have been fully satisfied; and

2. Copies of all third party and governmental consents that Buyer is required to obtain in order to effect the Transaction.


























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